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                                                                      Exhibit 14

     I.  CHASE CORPORATION FINANCIAL CODE OF ETHICS

APPLICABLE TO THE CHIEF EXECUTIVE OFFICER, CHIEF FINANCIAL OFFICER, CONTROLLER AND OTHER EMPLOYEES WITH IMPORTANT ROLES IN THE FINANCIAL REPORTING PROCESS

Chase requires ethical conduct in the practice of financial management throughout its organization. The individuals subject to this Financial Code of Ethics ("Code") have an important role in financial compliance and governance. They are uniquely positioned and empowered to ensure that the interests of the Company and its stockholders are appropriately balanced, protected and preserved. In addition to the Chase Code of Ethical Behavior applicable to all employees, this Code provides principles that these officers and managers must adhere to and advocate concerning financial management.

The individuals subject to this Code will:

1. Act at all times with honesty, integrity and independence, avoiding actual or apparent conflicts of interest between personal and professional relationships.

2. Discuss with the Corporate Compliance and Ethics Officer, or, in the case of the Chief Executive Officer, with the Chairman of the Audit Committee and the Corporate Compliance and Ethics Officer, in advance, any transaction that reasonably could be expected to give rise to a conflict of interest.

3. Provide full, fair, accurate, timely and understandable financial disclosures in internal reports as well as all reports and other documents that are filed or submitted by the Company to the Securities and Exchange Commission, any other regulatory body or used in other public communications.

4.   Comply with all applicable governmental laws, rules and regulations.

5.   Follow and enforce this Code.

6. Formally and promptly communicate any suspected breach of this Code directly to the Corporate Compliance and Ethics Officer or on a confidential basis, which may be done anonymously, through the Company provided Hotlines: 508-279-1789 extension 231 and/or ethics@chasecorp.com.

Violation of this Code will result in disciplinary action up to and including termination of employment from the Company.


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     II.  CHASE CORPORATION EMPLOYEE COMPLAINT PROCEDURES FOR FINANCIAL MATTERS
          ["WHISTLEBLOWER" PROVISION]

Any employee of the Company may submit a good faith concern or complaint ("Complaints") regarding accounting, financial reporting, internal accounting controls or auditing matters ("Financial Matters") to the Company without fear of dismissal or retaliation of any kind. The Company is committed to achieving compliance with all applicable securities laws and regulations, including those related to Financial Matters. The Company's Audit Committee of the Board of Directors ("Audit Committee") will oversee treatment of employee Complaints in this area.

In order to facilitate the reporting of employee Complaints in a confidential and anonymous manner, the Audit Committee has established the following procedures for the receipt, retention and treatment of Complaints regarding Financial Matters.

SUBMISSION OF EMPLOYEE COMPLAINTS

     o Employees may forward Complaints regarding Financial Matters on a confidential basis, which may be done anonymously, to the Corporate Compliance and Ethics Officer through a Company provided hotline called the Alert Line: (phone # or Email address?).

     o Additionally, employees with Complaints regarding Financial Matters may report their concerns on a confidential basis directly to the Corporate Compliance and Ethics Officer of the Company at 508-279-1789 extension 231 and/or ethics@chasecorp.com.

SCOPE OF MATTERS COVERED BY THESE PROCEDURES

These procedures relate to employee Complaints concerning any questionable Financial Matters, including, without limitation, the following:

     o fraud or deliberate error in the preparation, evaluation, review or audit of any financial statement of the Company;

     o fraud or deliberate error in the recording and maintaining of financial records of the Company;

     o deficiencies in or noncompliance with the Company's internal accounting controls;

     o misrepresentation or false statement to or by a senior officer or accountant regarding a matter contained in the financial records, financial reports or audit reports of the Company; or

     o Deviation from full and fair reporting of the Company's financial position and results of operations.


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TREATMENT OF COMPLAINTS

     o Upon receipt of a Complaint either from the hotline or directly, the Corporate Compliance and Ethics Officer will (i) determine whether the Complaint actually pertains to Financial Matters and (ii) when possible, acknowledge receipt of the Complaint to the sender.

     o The Corporate Compliance and Ethics Officer will promptly report any complaints pertaining to Financial Matters to the Audit Committee Chairperson.

     o Complaints relating to Financial Matters will be reviewed under Audit Committee direction by the Corporate Compliance and Ethics Officer and such other persons as the Audit Committee determines to be appropriate. Confidentiality will be maintained to the fullest extent possible, consistent with the need to conduct an adequate review.

     o Prompt and appropriate corrective action will be taken when and as warranted in the judgment of the Audit Committee.

REPORTING AND RETENTION OF COMPLAINTS AND INVESTIGATIONS

     o The Compliance and Ethics Officer will maintain a log of all Complaints, tracking their receipt, investigation and resolution and shall prepare a periodic summary report thereof for the Audit Committee. Copies of Complaints and such log will be maintained in accordance with the Company's document retention guidelines.

NO RETALIATION

     o The Company will not discharge, demote, suspend, threaten, harass or in any manner discriminate against any employee in the terms and conditions of employment based upon any lawful actions of such employee with respect to good faith reporting of Complaints regarding Financial Matters or otherwise as specified in Section 806 of the Sarbanes-Oxley Act of 2002.





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     III.   CHASE CORPORATION DIRECTORS CODE OF BUSINESS CONDUCT AND ETHICS

1.  INTRODUCTION

The Board of Directors of Chase Corporation ("Board") has adopted this Code of Business Conduct and Ethics for Directors of Chase Corporation ("Code").

This Code is intended to provide guidance to Directors to help them recognize and deal with ethical issues, provide mechanisms to report possible compliance issues and foster a culture of honesty and accountability. Each Director is expected to comply with the letter and spirit of this Code. Good common sense is the best guide.

No code can anticipate every situation that may arise. Therefore, this Code is intended to serve as a source of guiding principles for Directors. Directors are expected to bring questions about particular circumstances that may be relevant to provisions of this Code to the attention of the Chairman of the Board. The Chairman may consult with the Company's Corporate Compliance Officer and inside or outside legal counsel as appropriate.

Directors who also serve as officers of Chase Corporation ("Company") should read this Code in conjunction with the Chase Corporation Code of Ethical Behavior.

2. CONFLICT OF INTEREST

Directors must avoid any conflicts of interest between themselves and the Company. If a Director believes he or she has an actual or potential conflict of interest with the Company, the Director shall notify the Chairman of the Board as promptly as practicable and shall not participate in any decision by the Board that in any way relates to the matter that gives rise to the conflict of interest.

A "conflict of interest" can occur when a Director's personal interest interferes in any way - or even appears to interfere with - the interests of the Company. A conflict situation can arise when a Director takes actions or has interests that may make it difficult to perform his or her work as a Company Director objectively and effectively. Conflicts of interest also arise when a Director, or a member of his or her immediate family, receives improper personal benefits as a result of his or her position as a Director of the Company. "Immediate family" includes a Director's spouse, parents, children, siblings, mothers-in-law and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such Director's home.


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3. CORPORATE OPPORTUNITIES

Directors are prohibited from (a) taking for themselves opportunities that are discovered through the use of Company property, information or position, (b) using Company property, information or position for personal gain, and (c) competing with the Company for business opportunities.

4. CONFIDENTIALITY

Directors shall maintain during his or her term of office, and after leaving the Board, the confidentiality of confidential information entrusted to them by the Company and any other confidential information about the Company that comes to them, except when disclosure is authorized by the Chairman of the Board or Lead Director or legally mandated. For purposes of this Code, "confidential information" includes all nonpublic or proprietary information relating to the Company.

5. COMPLIANCE WITH LAWS, RULES AND REGULATIONS

Directors shall comply with laws, rules and regulations applicable to them as Directors of the Company.

6. COMPETITION AND FAIR DEALING

Directors shall endeavor to deal fairly with the Company's customers, suppliers, competitors and employees. No Director should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

7. PROTECTION AND PROPER USE OF COMPANY ASSETS

Directors shall not use Company assets, labor or information for their personal benefit or gain.

8. INSIDER TRADING

Directors shall not engage in transactions in Company stock (whether for their own account, for the Company's account or otherwise) while in possession of material, nonpublic information and shall not communicate such information to third parties that may use such information in the decision to purchase or sell Company stock ("tipping"). This policy also applies to information relating to any other company, including the Company's customers and suppliers, that a Director obtains in the course of serving on the Board of Directors. In addition to violating Company policy, insider trading and tipping are illegal.


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Information may be material if there is a substantial likelihood that the information would affect the price of the Company stock or that a reasonable investor would consider the information significant in deciding whether to buy or sell the Company stock. Such information includes information relating to capital structure, major management changes, contemplated acquisitions or divestitures, and information concerning earnings or other financial information. Information is considered to be non-public if it has not been disclosed to the public. Generally, information is considered disclosed to the public if it has been published in newspapers or the media, has been the subject of a press release or a public filing with the SEC and, in all cases, at least 48 hours has passed since the publication, release or filing.

9. COMPLIANCE PROCEDURES

Directors shall communicate any suspected violations of this Code, including any violation of law or governmental rule or regulation, promptly to the Chairman of the Board or the Company's General Counsel. Alleged violations shall be investigated by the Board or by a person or persons designated by the Board and appropriate action shall be taken in the event of any violations of the Code.

10. WAIVERS

Waivers of this Code shall be granted only under exceptional circumstances. A waiver of this Code may be made only by the Board, and must be promptly disclosed in accordance with applicable law and the requirements of the American Stock Exchange Corporate Governance Standards.

11. ANNUAL REVIEW

The Board shall review and reassess the adequacy of this Code annually and make any amendments to this Code that the Board deems appropriate.














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